Exhibit 99.1

Burlington Stores, Inc. Reports Third Quarter 2018 Results Above Guidance and

Increases Full Year 2018 Sales and Adjusted EPS Outlook

o	On a GAAP basis, total sales rose 13.7%, net income increased 71%, and EPS increased 72%
o	On a Non-GAAP basis,
-	Comparable store sales increased 4.4% on a shifted basis
-	Adjusted EBIT margin increased 80 basis points
-	Adjusted EPS rose 73% to $1.21
o	Increasing outlook for FY18 Adjusted EPS to $6.33-$6.37, up from $6.13-$6.20

BURLINGTON, New Jersey; November 28, 2018 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today announced its third quarter results for the thirteen weeks ended November 3, 2018, which compare to the thirteen weeks ended October 28, 2017.

Tom Kingsbury, CEO, stated, “We are very pleased with our third quarter results, driven by our 4.4% comparable sales increase, 13.7% overall sales growth, and an 80 basis point Adjusted EBIT margin improvement. These sales and margin results drove a 73% increase in Adjusted EPS in the third quarter, well ahead of our guidance. I would like to thank our store, supply chain and corporate teams for contributing to these strong results.”

Fiscal 2018 Third Quarter Operating Results:

•

Total sales for the 13 week period ended November 3, 2018 increased 13.7% over the 13 week period ended October 28, 2017 to $1,634 million. New and non-comparable stores contributed an incremental $128 million in sales during the quarter. Comparable store sales increased 4.4% for the 13 weeks ended November 3, 2018, on top of last year’s 3.1% comparable store sales increase.

•

Gross margin expanded by approximately 20 basis points over last year’s levels to 42.4%, on top of a 100 basis point increase in the prior year. A 40 basis point increase in merchandise margin more than offset a negative 20 basis point impact from higher freight costs. Product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were approximately 20 basis points higher vs. the Fiscal 2017 third quarter.

•

SG&A, less product sourcing costs, was 27.7% of sales, representing an approximately 60 basis point improvement compared with the Fiscal 2017 third quarter. This improvement was driven largely by strong sales growth and expense leverage, primarily on occupancy and marketing, as well as disciplined expense management.

•	The effective tax rate was 16.5%, driven lower by the impact of lower federal statutory rates, as well as the accounting for stock based compensation. The Adjusted Effective Tax Rate was 17.2%.
•

Net income increased 71% over the prior year period to $77 million, or $1.12 per diluted share vs. $0.65 last year. Adjusted Net Income increased 70% to $83 million, or $1.21 per diluted share, vs. $0.70 last year.

•

Fully diluted shares outstanding amounted to 68.6 million at the end of the Fiscal 2018 third quarter compared with 69.5 million at the end of the Fiscal 2017 third quarter. The decrease was primarily the result of the continued execution of the Company’s share repurchase program, discussed in more detail below. The Company repurchased approximately 1.6 million shares of its common stock during the twelve months ended November 3, 2018.

•

Adjusted EBIT increased 29%, or $26 million above the prior year period, to $115 million. The 80 basis point expansion in Adjusted EBIT margin was primarily driven by strong sales growth, disciplined expense management, and increased merchandise margins.

First Nine Months Fiscal 2018 Results

Total sales increased 12.1%, which included a comparable store sales increase on a shifted basis of 4.0%, on top of last year’s 2.4% comparable store sales increase.  The effective tax rate was 15.1%, driven lower by the impact of lower federal statutory rates, as well as the accounting for stock based compensation. The Adjusted Effective Tax Rate was 15.9%; excluding the revaluation of deferred tax liabilities, the Adjusted Effective Tax Rate was 17.2%. Net income increased 60% over the prior year period to $230 million, or $3.35 per diluted share vs. $2.04 last year. Adjusted EBIT increased by 26%, or $71 million above last year, to $339 million, representing an 80 basis point increase vs. the prior year period.  Adjusted Net Income of $249 million was up 59% vs. last year, while Adjusted diluted EPS was $3.62 vs. $2.22 in the prior year period.

Inventory

•

Merchandise inventories were $1,057 million vs. $904 million last year. The increase was primarily due to inventory related to 48 net new stores opened between the end of the third quarter of Fiscal 2017 and the end of the third quarter of Fiscal 2018, as well as an acceleration of Holiday Gifting product into the Fiscal 2018 third quarter due to the calendar shift from the 53rd week in Fiscal 2017. Pack and hold inventory was 18% of total inventory at the end of the third quarter of Fiscal 2018 compared to 15% last year. Comparable store inventory turnover improved 6% for the third quarter of Fiscal 2018, while comparable store inventory was down 1%. Excluding the previously mentioned receipt acceleration, comparable store inventory was down 6% vs. last year.

Capital Allocation

•

On November 2, 2018, the Company completed the repricing of its term loan facility, reducing the applicable interest rate margin from 2.50% to 2.00% in the case of LIBOR loans, with a 0.00% LIBOR floor. The repricing transaction did not change the maturity date, which continues to be November 17, 2024. In connection with the transaction, the Company paid fees and expenses, including a fee to each consenting lender equal to 0.125% of the aggregate principal amount of such lender’s loans under the term loan facility credit agreement.

•

During the third quarter of Fiscal 2018, the Company invested approximately $50 million of cash to repurchase 306,752 shares of its common stock. As of the end of the third quarter of Fiscal 2018, the Company had $357 million remaining on its current share repurchase authorizations.

Full Year Fiscal 2018 and Fourth Quarter 2018 Outlook

For Fiscal 2018 (the 52-weeks ending February 2, 2019), the Company now expects:

•

Total sales to increase in the range of 10.9% to 11.2%, excluding the 53rd week impact in 2017; this assumes shifted comparable store sales to increase in the range of 2% to 3% for the fourth quarter of Fiscal 2018, resulting in a full year shifted comparable store sales increase of 3.4% to 3.7% on top of the 3.4% increase during Fiscal 2017;

•	Depreciation and amortization, exclusive of favorable lease amortization, to be approximately $195 million;
•	Adjusted EBIT margin to increase 40 to 50 basis points;
•	Interest expense of approximately $58 million;
•	An effective tax rate of 20%;
•	To open 46 net new stores, and invest Net Capital Expenditures of approximately $275 million;
•	Adjusted EPS in the range of $6.33 to $6.37, utilizing a fully diluted share count of approximately 68.7 million. This guidance compares to the previous outlook for Adjusted EPS of $6.13-$6.20; and
•

Adjusted EPS, excluding the estimated impact of the Tax Cuts and Jobs Act, enacted in December 2017 (“2017 Tax Reform”), the accounting for share based compensation, and the revaluation of deferred tax liabilities to be in the range of $5.01 to $5.05 as compared with the comparable 52 week Adjusted EPS of $4.14 in Fiscal 2017. This represents growth of 21% to 22%.

For the fourth quarter of Fiscal 2018 (the 13 weeks ending February 2, 2019), the Company expects:

•	Total sales to increase in the range of 8% to 9%;
•

Shifted comparable store sales for the 13 weeks ended February 2, 2019 compared to the 13 weeks ended February 3, 2018 to increase in the range of 2% to 3% on top of a 5.9% increase during the fourth quarter of Fiscal 2017;

•	Effective tax rate of approximately 24.5%; and
•	Adjusted EPS in the range of $2.71 to $2.75, which assumes a fully diluted share count of approximately 68.5 million shares, as compared to $2.14 last year.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP financial measures set out above to their most comparable GAAP financial measures because it would require the Company to create estimated ranges on a GAAP basis, which would entail unreasonable effort. Adjustments required to reconcile forward-looking non-GAAP measures cannot be predicted with reasonable certainty but may include, among others, costs related to debt amendments, loss on extinguishment of debt, and impairment charges, as well as the tax effect of such items. Some or all of those adjustments could be significant.

Note regarding Non-GAAP financial measures

The foregoing discussion of the Company’s operating results includes references to Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS), Adjusted EBIT (or Operating Margin), and Adjusted Effective Tax Rate. The Company believes these measures are useful in evaluating the operating performance of the business and for comparing its historical results to that of other retailers. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Third Quarter 2018 Conference Call

The Company will hold a conference call on Wednesday November 28, 2018 at 8:30 a.m. Eastern Time to discuss the Company’s third quarter results. The U.S. toll free dial-in for the conference call is 1-866-437-5084 and the international dial-in number is 1-409-220-9374.

A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.burlingtoninvestors.com. For those unable to participate in the conference call, a replay will be available beginning after the conclusion of the call on November 28, 2018 through December 5, 2018. The U.S. toll-free replay dial-in number is 1-855-859-2056 and the international replay dial-in number is 1-404-537-3406. The replay passcode is 9498011. Additionally, a replay of the call will be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.

Investors and others should note that Burlington Stores currently announces material information using SEC filings, press releases, public conference calls and webcasts. In the future, Burlington Stores will continue to use these channels to distribute material information about the Company, and may also utilize its website and/or various social media sites to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters. Information that the Company posts on its website or on social media channels could be deemed material; therefore, the Company encourages investors, the media, our customers, business partners and others interested in Burlington Stores to review the information posted on its website, as well as the following social media channels:

Facebook (https://www.facebook.com/BurlingtonStores/) and Twitter (https://twitter.com/burlington).

Any updates to the list of social media channels the Company may use to communicate material information will be posted on the investor relations page of the Company's website at www.burlingtoninvestors.com.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2017 revenue of $6.1 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 679 stores as of the end of the third quarter of Fiscal 2018, inclusive of an internet store, in 45 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 65% off other retailers' prices every day, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys and coats.

For more information about the Company, visit www.Burlington.com.

Investor Relations Contact:

David J. Glick

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

Caitlin Morahan

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). All statements other than statements of historical fact included in this release, including those made in the section describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(All amounts in thousands)

	Three Months Ended		Nine Months Ended
	November 3,	October 28,	November 3,	October 28,
	2018	2017	2018	2017
REVENUES:
Net sales	$1,634,489	$1,438,167	$4,651,568	$4,147,937
Other revenue	6,469	6,405	18,840	17,834
Total revenue	1,640,958	1,444,572	4,670,408	4,165,771
COSTS AND EXPENSES:
Cost of sales	942,009	831,728	2,712,165	2,436,250
Selling, general and administrative expenses	538,120	480,194	1,485,545	1,338,247
Costs related to debt amendments	2,418	—	2,496	—
Stock option modification expense	—	26	—	131
Depreciation and amortization	53,770	50,836	161,201	147,547
Impairment charges - long-lived assets	—	—	—	988
Other income - net	(2,336)	(1,362)	(7,708)	(6,948)
Loss on extinguishment of debt	462	—	1,823	—
Interest expense	14,460	15,351	43,563	43,409
Total costs and expenses	1,548,903	1,376,773	4,399,085	3,959,624
Income before income tax expense	92,055	67,799	271,323	206,147
Income tax expense	15,206	22,920	40,929	61,998
Net income	$76,849	$44,879	$230,394	$144,149

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	November 3,	February 3,	October 28,
	2018	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$85,377	$133,286	$48,080
Restricted cash and cash equivalents	21,882	27,800	27,800
Accounts receivable—net	86,069	71,649	78,995
Merchandise inventories	1,056,596	752,562	903,663
Prepaid and other current assets	148,703	115,136	91,917
Total current assets	1,398,627	1,100,433	1,150,455
Property and equipment—net	1,239,483	1,134,772	1,111,949
Goodwill and intangible assets—net	458,213	474,011	480,438
Deferred tax assets	5,004	6,952	7,939
Other assets	105,587	96,661	92,582
Total assets	$3,206,914	$2,812,829	$2,843,363

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$967,236	$736,252	$764,563
Other current liabilities	433,360	370,215	361,170
Current maturities of long term debt	2,800	13,164	1,942
Total current liabilities	1,403,396	1,119,631	1,127,675
Long term debt	1,089,114	1,113,808	1,294,300
Other liabilities	340,866	313,130	309,848
Deferred tax liabilities	180,155	179,486	222,073
Stockholders' equity (deficit)	193,383	86,774	(110,533)
Total liabilities and stockholders' equity (deficit)	$3,206,914	$2,812,829	$2,843,363

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Nine Months Ended
	November 3,	October 28,
	2018	2017
OPERATING ACTIVITIES
Net income	$230,394	$144,149
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	161,201	147,547
Deferred income taxes	1,657	12,375
Non-cash loss on extinguishment of debt	1,823	—
Non-cash stock compensation expense	26,215	19,655
Non-cash rent	(17,677)	(17,940)
Deferred rent incentives	33,612	33,557
Changes in assets and liabilities:
Accounts receivable	(14,292)	(25,894)
Merchandise inventories	(304,033)	(201,772)
Accounts payable	231,325	125,067
Other current assets and liabilities	10,059	(26,159)
Long term assets and liabilities	9,042	581
Other operating activities	6,027	10,330
Net cash provided by operating activities	375,353	221,496
INVESTING ACTIVITIES
Cash paid for property and equipment	(222,501)	(192,491)
Lease acquisition costs	(8,543)	—
Proceeds from insurance recoveries related to property and equipment	2,602	3,069
Other investing activities	3,152	990
Net cash (used in) investing activities	(225,290)	(188,432)
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	1,090,100	1,124,300
Principal payments on long term debt—ABL Line of Credit	(985,100)	(959,100)
Principal payments on long term debt—Term Loan Facility	(152,793)	—
Purchase of treasury shares	(166,969)	(234,918)
Other financing activities	10,872	3,137
Net cash (used in) financing activities	(203,890)	(66,581)
(Decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	(53,827)	(33,517)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	161,086	109,397
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$107,259	$75,880

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands except per share data)

Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT and Adjusted Effective Tax Rate

The following tables calculate the Company’s Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT and Adjusted Effective Tax Rate, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income, exclusive of the following items if applicable: (i) net favorable lease amortization; (ii) costs related to debt amendments; (iii) stock option modification expense; (iv) loss on extinguishment of debt; (v) impairment charges; and (vi) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted EPS is defined as Adjusted Net Income divided by the fully diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) depreciation and amortization; (vi) impairment charges; (vii) stock option modification expense; (viii) costs related to debt amendments; and (ix) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted EBIT (or Adjusted Operating Margin) is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) impairment charges; (vi) stock option modification expense; (vii) net favorable lease amortization; (viii) costs related to debt amendments; and (ix) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted Effective Tax Rate is defined as GAAP effective tax rate less the tax effect of the reconciling items to arrive at Adjusted Net Income (footnote (f) in the table below).

The Company presents Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT and Adjusted Effective Tax Rate, and certain of those measures as further adjusted for the estimated effect of the New Jersey deferred tax revaluation, because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income and Adjusted EPS for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	November 3,	October 28,	November 3,	October 28,
	2018	2017	2018	2017
Reconciliation of net income to Adjusted Net Income:
Net income	$76,849	$44,879	$230,394	$144,149
Net favorable lease amortization (a)	5,286	5,830	20,162	17,751
Costs related to debt amendments (b)	2,418	—	2,496	—
Stock option modification expense (c)	—	26	—	131
Loss on extinguishment of debt (d)	462	—	1,823	—
Impairment charges (e)	—	—	—	988
Tax effect (f)	(2,075)	(1,944)	(6,079)	(6,265)
Adjusted Net Income	$82,940	$48,791	$248,796	$156,754
Fully diluted weighted average shares outstanding (g)	68,628	69,541	68,789	70,616
Adjusted Earnings per Share	$1.21	$0.70	$3.62	$2.22

The following table shows the Company’s reconciliation of net income to Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Nine Months Ended
	November 3,	October 28,	November 3,	October 28,
	2018	2017	2018	2017
Reconciliation of net income to Adjusted EBITDA:
Net income	$76,849	$44,879	$230,394	$144,149
Interest expense	14,460	15,351	43,563	43,409
Interest income	(113)	(63)	(302)	(132)
Loss on extinguishment of debt (d)	462	—	1,823	—
Costs related to debt amendments (b)	2,418	—	2,496	—
Stock option modification expense (c)	—	26	—	131
Depreciation and amortization	53,770	50,836	161,201	147,547
Impairment charges (e)	—	—	—	988
Income tax expense	15,206	22,920	40,929	61,998
Adjusted EBITDA	$163,052	$133,949	$480,104	$398,090

The following table shows the Company’s reconciliation of net income to Adjusted EBIT for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Nine Months Ended
	November 3,	October 28,	November 3,	October 28,
	2018	2017	2018	2017
Reconciliation of net income to Adjusted EBIT:
Net income	$76,849	$44,879	$230,394	$144,149
Interest expense	14,460	15,351	43,563	43,409
Interest income	(113)	(63)	(302)	(132)
Loss on extinguishment of debt (d)	462	—	1,823	—
Costs related to debt amendments (b)	2,418	—	2,496	—
Stock option modification expense (c)	—	26	—	131
Net favorable lease amortization (a)	5,286	5,830	20,162	17,751
Impairment charges (e)	—	—	—	988
Income tax expense	15,206	22,920	40,929	61,998
Adjusted EBIT	$114,568	$88,943	$339,065	$268,294

(a)

Net favorable lease amortization represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation, and are recorded in the line item “Depreciation and amortization” in our Condensed Consolidated Statements of Income.

(b)	Represents costs incurred in connection with review of refinancing opportunities.
(c)	Represents expenses incurred as a result of our May 2013 stock option modification, which became fully vested during Fiscal 2017.
(d)	Amounts relate to a $150.0 million prepayment on our Term Loan Facility, as well as an amendment to our ABL Credit Agreement.
(e)	Represents impairment charges on long-lived assets.
(f)	Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods for the tax impact of items (a) through (e).
(g)

Fully diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period. Fully diluted weighted average shares outstanding is equal to basic shares outstanding if the Company is in an Adjusted Net Loss position.

The following table shows the reconciliation of the Company’s effective tax rate on a GAAP basis to the effective tax rates used in this press release for the periods indicated:

	(unaudited)
	Three Months Ended		Nine Months Ended
	November 3,	October 28,	November 3,	October 28,
	2018	2017	2018	2017

Effective tax rate on a GAAP basis	16.5%	33.8%	15.1%	30.1%
Adjustments to arrive at Adjusted Effective Tax Rate	0.7	—	0.8	0.2
Adjusted Effective Tax Rate	17.2%	33.8%	15.9%	30.3%
Effect of the New Jersey deferred tax revaluation	—	—	1.3	—
Adjusted Effective Tax Rate, excluding the effect of the New Jersey deferred tax revaluation	17.2%	33.8%	17.2%	30.3%